Exhibit 99

INVESTOR CONTACT:

William Prate

Senior Director, Investor Relations

william.prate@tennantco.com

763-540-1547

TENNANT COMPANY APPOINTS NEW BOARD MEMBER

Timothy R. Morse, Former Chief Executive Officer of Ten-X,

Joins Tennant Company Board of Directors

MINNEAPOLIS, Feb 19, 2021—Tennant Company (NYSE: TNC), a world leader in the design, manufacture and marketing of solutions to reinvent how the world cleans, today announced the appointment of Tim Morse, former Chief Executive Officer of Ten-X, to the Tennant Company Board of Directors, effective February 17, 2021.

Mr. Morse led Ten-X, an online real estate marketplace company, from 2015 to 2018, and served as the company’s Chief Financial Officer prior to his appointment as the Chief Executive Officer. Prior to his tenure with Ten-X, he held various senior leadership positions with Yahoo! Inc., including Chief Financial Officer and Interim Chief Executive Officer, as well as senior leadership roles at General Electric Company and Altera Corporation.

“We are excited to welcome Tim to the Tennant Company Board of Directors, and to tap his global strategic and financial expertise as we continue to focus on unlocking Tennant’s potential as a leader in the cleaning industry,” said Chris Killingstad, current Tennant Company President and CEO. “We are confident that his skills and leadership experience with innovative companies will provide insight and value as we further develop and launch groundbreaking new solutions like our autonomous mobile robot cleaning program.”

“Tim brings strategic financial, as well as executive leadership experience with large, global, public companies,” added Dave Huml, current Senior Vice President and Chief Operating Officer and incoming President and CEO. “As we continue to execute against our long-term enterprise strategy, we expect that he’ll bring his knowledge and expertise to bear to help guide us as we strive to streamline processes, scale the business and create shareholder value through sustained profitable growth.”

Mr. Morse also serves on the Board of Directors for Home Point Capital. Since 2018, he has also advised and been active on the Boards of early- to mid-stage start-up companies. In addition to his global financial and management experience, he brings specific knowledge of accounting and internal controls and financial and general business processes to the Tennant Company Board of Directors, as well as extensive experience with mergers and acquisitions.

Page 2 – Tennant Company Appoints New Board Member

Mr. Morse joins nine other Directors, including Azita Arvani, William F. Austen, Carol S. Eicher, Maria C. Green, H. Chris Killingstad, Donal L. Mulligan, Steven A. Sonnenberg, David S. Wichmann, and David Windley.

Company Profile

Founded in 1870, Tennant Company (TNC), headquartered in Minneapolis, Minnesota, is a world leader in designing, manufacturing and marketing solutions that empower customers to achieve quality cleaning performance, reduce their environmental impact and help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; and cleaning tools and supplies. Tennant's global field service network is the most extensive in the industry. Tennant Company had sales of $1.14 billion in 2019 and has approximately 4,300 employees. Tennant has manufacturing operations throughout the world and sells products directly in 15 countries and through distributors in more than 100 countries. For more information, visit www.tennantco.com and www.ipcworldwide.com. The Tennant Company logo and other trademarks designated with the symbol “®” are trademarks of Tennant Company registered in the United States and/or other countries.

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